EXHIBIT 10.51

MORGAN STANLEY

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

Effective February 8, 2005

RETAINER(1)(2)	AMOUNT
Service as a Director	$75,000
Service as a Committee Chair	$15,000
Service as a Committee Member	$7,500

(1) Retainer shall be paid promptly after the Annual Meeting of Shareholders, in advance for the period until the next succeeding Annual Meeting of Shareholders.

(2) In the event a non-employee director shall join the Board of Directors of Morgan Stanley (“the Board”) at a time other than an Annual Meeting of Shareholders, or shall commence service on an additional Board committee, such director shall be entitled to receive promptly after joining the Board of Directors or such committee, a pro-rated retainer for service until the next succeeding Annual Meeting of Shareholders.